Exhibit 8.1

List of Subsidiaries of KT Corporation

(As of December 31, 2006)

Name	Jurisdiction of Incorporation
KT Freetel Co., Ltd.	Korea
KT Hitel Co., Ltd.	Korea
KT Submarine Co., Ltd.	Korea
KT Powertel Co., Ltd.	Korea
KT Networks Corporation	Korea
KT Linkus Co., Ltd.	Korea
KT Commerce Inc.	Korea
KTF Technologies Inc.	Korea
KTF M Hows	Korea
Korea Telecom America, Inc.	U.S.A.
Korea Telecom Philippines, Inc.	Philippines
New Telephone Company, Inc.	Russia
Korea Telecom Japan Co., Ltd.	Japan
KT China Co., Ltd.	China
KT Internal Venture Fund No. 2	Korea
KT Telecom Venture Fund No. 1	Korea
KT Rental Co., Ltd.	Korea
KT Capital Co., Ltd.	Korea
Sidus FNH Corporation	Korea
PT. KTF Indonesia	Indonesia
Sidus FNH Benex Cinema Investment Fund	Korea
Telecop Service Co., Ltd.	Korea
Olive Nine Co., Ltd.	Korea